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                                                                    EXHIBIT(8)-1



                                 June 4, 1997



MedPartners, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama  35244


      RE: AGREEMENT AND PLAN OF MERGER AMONG MEDPARTNERS, INC., SEABIRD MERGER CORPORATION AND INPHYNET MEDICAL MANAGEMENT INC.


Gentlemen:


      We have acted as counsel to MedPartners, Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Inphynet Medical Management Inc., a Delaware corporation ("Company"), with and into Seabird Merger Corporation, a Delaware corporation ("Subsidiary") and wholly-owned subsidiary of Parent, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 20, 1997, as amended by Amendment No. 1 dated May 21, 1997 (the "Plan of Merger"), by and among Parent, Subsidiary and Company, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-24639) to be filed by Parent with the Securities and Exchange Commission on June 4, 1997, as amended (the "Registration Statement"). This opinion is being provided in satisfaction of the conditions set forth in Section 9.2(c) of the Plan of Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.


      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan of Merger, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent, Subsidiary and Company which are annexed hereto (the "Representations and Warranties").




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      In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

      Based upon and subject to the foregoing and assuming that, as of the Effective Time of the Merger and following the Merger there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

           (i) Provided the Merger qualifies as a statutory merger under the General Corporation Law of the State of Delaware, the Merger will constitute a reorganization within the meaning of Section
      368(a) of the Code, and Parent, Subsidiary and Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

           (ii) No gain or loss will be recognized by Parent, Subsidiary or Company as a result of the Merger;

           (iii) No gain or loss will be recognized by a Company stockholder who receives solely shares of Parent Common Stock in exchange for Company Shares;

           (iv) The receipt of cash in lieu of fractional shares of Parent Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Parent. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

           (v) The tax basis of the shares of Parent Common Stock received by a Company stockholder will be equal to the tax bases of the Company Shares exchanged therefor, excluding any basis allocable to a fractional share of Parent Common Stock for which cash is received; and

           (vi) The holding period of the shares of Parent Common Stock received by a Company stockholder will include the holding period or periods of the Company Shares exchanged therefor, provided that the Company Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger.

      The Merger should have no immediate federal income tax consequences to Parent stockholders.





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     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Plan of Merger.

     We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                               Very truly yours,

                                               HASKELL SLAUGHTER & YOUNG, L.L.C.


                                               By /s/ Ross N. Cohen
                                                  ------------------------------
                                                  Ross N. Cohen





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